Exhibit 10.3

NET WORKING CAPITAL AGREEMENT

THIS AGREEMENT is entered into on this ___ day of May, 2009, by and among BRIMMER COMPANY, LLC, a Minnesota limited liability company (the "Buyer"), STEN CORPORATION, a Minnesota corporation (“STEN”), and STENCOR, INC., a Minnesota corporation and wholly owned subsidiary of STEN (“Old Stencor”, and each of Old Stencor and Sten, a “Seller” and collectively, the “Sellers”).

WHEREAS, Buyer and Sellers entered into an Asset Purchase Agreement, dated November 26, 2008, as amended, (the “Asset Purchase Agreement”); and

              WHEREAS, Section 2.2 of the November 26, 2008 Agreement required a dollar for dollar adjustment in the Purchase Price for the difference between $945,000 and the Net Working Capital; and

             WHEREAS, Buyer has Agreed at closing to pay $500,000 to Seller’s senior lender, LAURUS CAPITAL MANAGEMENT LLC and its agent LV ADMINISTRATIVE SERVICES INC. in consideration of release of all security interests in the transferred assets;

               WHEREAS, it has been determined that the value of the Working Capital will be substantially below $945,000;

NOW, THEREFORE, based upon the above recitals, the parties hereto agree as follows:

1.

 All capitalized terms used herein shall have the same meaning given to them in the Asset Purchase Agreement, unless otherwise defined herein; provided, however, Net Working Capital shall be defined as the sum of cash available at closing as determined by the closing agent adjusted to include the amount equal to the 2008 real estate taxes deducted at closing, accounts receivable (and all other obligations of customers with respect to the sale of goods or services or amounts due under any invoice or contract) plus the value of the Inventory, less the trade accounts payable of Old Stencor existing on the Closing Date as adjusted for the Solvay Advance Polymers invoice as described in 2. below.

2.

On the Closing Date, all Net Working Capital of Old Stencor shall be transferred to Buyer and, accordingly, Buyer shall assume and agrees to discharge the trade accounts payable of Old Stencor existing on the Closing Date specifically excluding legal bills and any seller agrees to pay one-half of the Solvay Advance Polymers invoice 90744312 in the amount of $72,235.93 and buyer will assume $36,117.97 of this amount, provided that such total does not exceed $945,000.

Exhibit 10.3

3.

 For greater clarification, all cash of Old Stencor including the net cash available from the closing on the Asset Purchase as determined by the closing agent shall also be transferred to Buyer and included in Net Working Capital, plus to the extent deducted at closing, the working capital cash transfer shall be adjusted to include the amount deducted for the 2008 Cherokee County, Texas property taxes and, except for Buyer’s agreement to assume such liabilities described above, no additional consideration shall be paid by Buyer to Sellers.

4.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  Signatures delivered via facsimile transmission shall be binding upon the party so delivering such a signature, regardless of whether originally executed signatures are subsequently delivered.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

BRIMMER COMPANY, LLC	STEN CORPORATION
By: __________________________ Kenneth W. Brimmer, Its Chief Manager	By: ________________________________ Allan Anderson, Chairman of the Board of Directors and Chairman of the Special Committee
STENCOR, INC.
__________________________ Allan Anderson, Chairman of the Board of Directors of STEN Corporation and Chairman of the Special Committee
_____________________________________________Kenneth W. Brimmer, CEO